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                                                                 Exhibit (i)(ii)




                                 August 8, 2005



Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY  10017-3909

                  Re:      Cohen & Steers Dividend Value Fund, Inc.
                           ----------------------------------------

Ladies and Gentlemen:

                  We have acted as special Maryland counsel for Cohen & Steers Dividend Value Fund, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its Class A, Class C and Class I Common Stock, par value $.001 (each such class of Common Stock a "Class" and the shares being issued, collectively, the "Shares").

                  As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the Prospectuses included in its Registration Statement on Form N-1A, File Nos. 333-120338; 811-21668 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectuses"). We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

                  We have also examined and relied on such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

                  Based on such examination, we are of the opinion that:

                  1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.





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Simpson Thacher & Bartlett LLP
August 8, 2005
Page 2



                  2. The Shares to be offered for sale pursuant to the Prospectuses are, to the extent of the number of Shares of each Class authorized in the Fund's Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectuses, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock (including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing). It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

                  This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

                  You may rely on this opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

                                              Very truly yours,

                                              Venable LLP